Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Duke Realty Corporation and

The Partners of

Duke Realty Limited Partnership:

We consent to the use of our report dated February 24, 2012, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2011.

We consent to the use of our report dated March 2, 2012, with respect to the consolidated balance sheets of Duke Realty Limited Partnership as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2011.

These reports are incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

April 30, 2012